Exhibit 99.1

Coffee Holding Co., Inc. to Acquire Organic Products Trading Company

STATEN ISLAND, N.Y., April 22, 2010 (GLOBE NEWSWIRE) -- Coffee Holding Co., Inc. (Nasdaq:JVA) (the "Company") today announced that the Company and Coffee Holding Acquisition LLC, a wholly-owned subsidiary of the Company (the "Buyer"), entered into an Asset Purchase Agreement with Organic Products Trading Company, a Washington corporation (the "Seller"). Under the Asset Purchase Agreement, Buyer will purchase substantially all of the assets, including inventory, trademarks and supply-chain relationships (the "Assets") of Seller (collectively, the Company, the Buyer and the Seller are the "Parties"). The transaction was approved by the Board of Directors of the Company and the sole Member of the Buyer on April 22, 2010. Seller works directly with coffee farmers in South America and Central America to develop and import high quality certified organic green specialty coffee which is sold directly to small and medium-sized roasters throughout the United States and Canada. Seller generates annual revenues of approximately $10.0 million.

Under the Asset Purchase Agreement, Buyer will purchase the Assets for a purchase price consisting of: a) $450,000 in cash at closing, b) an additional $50,000 in cash if Buyer generates a pre-tax net profit of $300,000 or more within a certain period, which payment will be made on or before June 15, 2011, c) 50,000 shares of Company common stock at closing, d) up to an additional 10,000 shares of Company common stock if Buyer generates a pre-tax net profit of $300,000 or more within certain periods, which payments of up to 5,000 shares each will be made on June 15, 2011 and June 15, 2012, and e) at closing, a cash amount based on the cost of inventory transferred to Buyer. The Asset Purchase Agreement contains customary representations and warranties relating to the Assets and covenants relating to the purchase of the Assets. It is anticipated that the closing of the transaction will occur in the Company's third fiscal quarter.

As part of the transaction, all of the employees of Seller will become employees of Buyer at the closing and Buyer will enter into two-year employment agreements with each of Seller's principals, Garth Smith and Gaylene Smith, to ensure continuity of the business.  Buyer will operate from Seller's Vancouver, Washington location.

"We are excited and pleased to announce the addition of OPTCO into Coffee Holding Co. OPTCO's core business, the contracting and selling of high end quality Organic and Fair Trade Arabica coffees to roasters located throughout North America, is highly complementary to our existing current business strategy," said Andrew Gordon, President and Chief Executive Officer of the Company.   "OTPCO is one of the largest purveyors of top quality sustainable coffees in North America and their over $10.0 million in annual revenues will be a welcome boost to our already thriving and successful green coffee sales division. In addition, OPTCO's current customer base of approximately 200 roasters will now be able to purchase the traditional gourmet Arabica coffees from our current inventories and our customer base will have immediate access to a consistent supply of the highest quality Organic and Fair Trade Arabica coffees from a premier organization whose specialty has been procuring these coffees from around the world over the past twenty plus years.

"We believe that this transaction will be immediately accretive to both sales and earnings and that the synergies will be immediate, marrying our individual customer bases into one utilizing best practices. Organic and Fair Trade coffees still represent an upcoming and popular niche in what remains a fairly mature industry. Customers, both retail and wholesale, realize the social value and quality in these types of coffees and are willing to pay the premiums associated with them. In addition, these coffees and the trademarks acquired in this transaction, including the 'Cafe Femenino,'® which singles out and helps female coffee producers, support an important social responsibility which we at Coffee Holding and our business partners wish to see highlighted and expanded both now and in the future as sustainability throughout the production pipeline becomes increasingly more important."

About Coffee Holding

Coffee Holding is a leading integrated wholesale coffee roaster and dealer in the United States and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. Coffee Holding has been a family-operated business for three generations and has remained profitable through varying cycles in the coffee industry and the economy. The Company's private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers.

Any statements that are not historical facts contained in this release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements upon information available to management as of the date of this release and management's expectations and projections about certain future events. It is possible that the assumptions made by management for purposes of such statements may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, pricing, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

CONTACT:  Coffee Holding Co., Inc.

          Andrew Gordon, President & CEO

          (718) 832-0800